Exhibit 99.1

NEWS RELEASE
LINN ENERGY TO ACQUIRE PROPERTIES IN THE WOLFBERRY TREND
OF THE PERMIAN BASIN FOR $352 MILLION
Houston, September 7, 2010 — LINN Energy, LLC (NASDAQ: LINE) announced today that it signed three definitive purchase agreements to acquire oil and natural gas properties located in the Wolfberry trend of the Permian Basin for a combined price of $352.2 million, subject to closing conditions. The Company anticipates the acquisitions will close before the end of November 2010, and will be financed with proceeds from borrowings under its revolving credit facility.
“These acquisitions are an excellent addition to our existing Permian assets in the Wolfberry trend and a significant addition to our inventory of high-return oil projects,” said Mark E. Ellis, President and Chief Executive Officer of LINN Energy. “Pro forma for these transactions, LINN’s Permian Basin production is approximately 10,000 barrels of oil equivalent per day. Proved reserves are more than 74 million barrels of oil equivalent, with a high liquids content of approximately 76 percent, and are 41 percent proved developed. Since our first Permian acquisition in August 2009, we have built this region into the Company’s second largest operating area. An important component of our organic growth will be derived from approximately 400 proved oil-focused Wolfberry drilling opportunities, which we expect will provide LINN with a five-year drilling inventory. Additionally, we expect these acquisitions to be immediately accretive to cash flow per unit upon closing.”
Significant characteristics of the three acquisitions are:
▪	Net production of approximately 3,300 barrels of oil equivalent per day (73 percent oil);

▪	Proved reserves of approximately 30 million barrels of oil equivalent (72 percent oil);

▪	More than 230 Wolfberry drilling locations representing proved undeveloped reserves of 23 million barrels of oil equivalent; and

▪	Reserve life of approximately 25 years.
ABOUT LINN ENERGY
LINN Energy’s mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life oil and natural gas assets. LINN Energy is an independent oil and natural gas development company, with approximately 2.4 Tcfe of proved reserves in producing U.S. basins as of year-end 2009 (pro forma for recently announced and closed acquisitions in 2010). More information about LINN Energy is available at www.linnenergy.com.

CONTACTS:	LINN ENERGY, LLC

Investors: Clay Jeansonne, Vice President — Investor Relations 281-840-4193

Media: Paula Beasley, Manager, Public Affairs & Communications 281-840-4183

This press release includes “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include but are not limited to forward-looking statements about acquisitions and the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, hedging activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to the Company’s financial performance and results, availability of sufficient cash flow to pay distributions and execute its business plan, prices and demand for oil, natural gas and natural gas liquids, the ability to replace reserves and efficiently develop current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission. See “Risk Factors” in the Company’s Annual Report filed on Form 10-K and other public filings and press releases.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.
Estimates of proved reserves of pending acquisitions included in this press release were calculated as of the effective dates of the acquisitions using forward strip oil and natural gas prices. These estimates of proved reserves differ from those prepared in accordance with the rules and regulations of the Securities and Exchange Commission.